                          CEDAR SHOPPING CENTERS, INC.
                             44 SOUTH BAYLES AVENUE
                         PORT WASHINGTON, NEW YORK 11050

                                                         CONTACT: LEO S. ULLMAN
                                                                  PRESIDENT
                                                                  (516) 767-6492

FOR IMMEDIATE RELEASE:
======================

CEDAR SHOPPING CENTERS, INC. - ANNOUNCES SECOND QUARTER RESULTS
---------------------------------------------------------------

Port Washington, New York -August 10, 2004 - Cedar Shopping Centers, Inc., (NYSE: "CDR") (the "Company"), today reported net income for the quarter ended June 30, 2004 of $1,903,000, or $0.12 per share, compared to a net loss of $(40,000), or $(0.14) per share, for the same period last year. Net income for the six months ended June 30, 2004 was $3,246,000, or $0.20 per share, compared to a net loss of $(239,000), or $ (0.87) per share for the same period last year. The Company had outstanding 16,910,000 shares of common stock and Operating Partnership Units at June 30, 2004 as compared to 829,000 shares and OP Units at June 30, 2003. Per share figures for the 2003 periods have been retroactively adjusted to reflect the stock dividend and the subsequent reverse stock split effectuated later in 2003.

Highlights

o We increased funds from operations ("FFO") for the second quarter of 2004 to $4,253,000 ($0.25 per share/unit), from $285,000 ($0.34 per share/unit)
     for the corresponding quarter of 2003. FFO for the six months ended June 30, 2004 increased to $7,622,000 ($0.45 per share/unit) from $151,000
     ($0.18 per share/unit) for the corresponding period of 2003.

o We more than doubled total revenue for the second quarter of 2004 to $12,667,000 compared to $6,138,000 for the second quarter of 2003. Revenues for the six months ended June 30, 2004 increased to $23,942,000 from $11,422,000 for the corresponding period of 2003.

o Net cash flows provided by operating activities increased to $7,830,000 for the six months ended June 30, 2004 compared with $1,070,000 for the corresponding period of 2003.

o We are presently involved in seven redevelopment projects and have under option a tract of land for a ground-up development. These projects are expected to come "on stream" and contribute substantially to FFO in 2005 and thereafter.

o Occupancy for the portfolio as of June 30, 2004, including the various redevelopment properties, was approximately 84%; excluding the redevelopment properties, the occupancy level was approximately 96%.

o The Company has approximately 290,000 sq. ft. of signed new leases for tenants who are not yet in occupancy, representing approximately $4.4 million in annualized base rents commencing at various dates throughout the next two years.

o The Company is currently paying dividends at the annual rate of $0.90 per share of common stock which amounts are expected to be fully covered by FFO.

o As a result of our July 2004 preferred stock offering (see below), the Company's June 30, 2004 pro forma percentage of its pro rata share of debt to total market capitalization was approximately 34%.

Preferred Stock Issue

On July 28, 2004, the Company completed a public offering of 2,350,000 shares of $25 Series A Cumulative Redeemable Preferred Stock, at a dividend rate of 8-7/8%, resulting in gross proceeds of $58,750,000. The shares have no stated maturity and are redeemable after July 28, 2009. The net proceeds to the Company, after underwriting fees and offering costs, were approximately $56.6 million, substantially all of which were used to reduce the Company's secured revolving credit facility. As a result, the Company presently has available approximately $63.3 million (such amount will be increased to approximately $77.8 million after additional properties are added to the collateral pool) for opportunistic acquisitions, joint venture investments, redevelopments and other general corporate purposes. Several acquisitions and joint venture investment opportunities are presently in various stages of negotiation.

Acquisitions

The Company, during the quarter, acquired four properties containing an aggregate of approximately 464,000 square feet of gross leaseable area ("GLA"). The properties are Carbondale Plaza in Carbondale, PA, anchored by an Acme Supermarket and a CVS drug store; Huntingdon Plaza and Lake Raystown Plaza, adjacent properties in Huntingdon PA, anchored by a Giant Supermarket, a Peebles Department Store and a Rite Aid drug store, and a property in Hamburg, PA. Each property represents a redevelopment opportunity for the Company. The aggregate purchase price for the four properties plus a parcel of land adjacent to Lake Raystown Plaza was approximately $23.3 million.

Portfolio

The Company, as of June 30, 2004, had a portfolio of 28 shopping center properties, mostly supermarket-anchored community centers, located in four states, with approximately 4.3 million square feet of GLA. The Company expects to conclude additional acquisitions during the balance of the year.

Overview by Management

Leo Ullman, CEO, in a statement said "We are pleased to report results at slightly better than projections and proud of the progress we continue to evidence in our acquisition, development and redevelopment programs. We hope and expect that these programs will add meaningfully to shareholder values commencing toward the end of this year and continuing for the next couple of years".

Tom O'Keeffe, CFO, noted "Our recent successful offering of preferred stock will permit us to continue to execute our business plan. While we think the costs of the preferred stock offering will put some pressure on our next quarter's results, we continue to expect to meet our guidance for the year".

New Leases

Annual base rents, excluding tenant reimbursements, for leases that have been signed and for which the tenants have not yet occupied their premises, presently amount to approximately $ 4.4 million. Rent payments, from these leases, are expected to commence on the following schedule:

          ----------------------------------------
          QUARTER ENDING           ANNUALIZED RENT
          --------------           ---------------

          September 30, 2004         $   471,000
          December 31, 2004          $   928,000
          March 31, 2005             $    85,000
          June 30, 2005              $   644,000
          September 30, 2005         $ 2,160,000
          June 30, 2006              $    65,000
                                     -----------
                                     $ 4,353,900
                                     ===========
          ----------------------------------------

After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of June 30, 2004 would have been approximately 89%.

Redevelopment (and Development) Pipeline

With respect to its redevelopment (and development) property pipeline, the Company previously announced that Giant Food Stores, LLC had signed a lease amendment for a new 91,000 sq. ft. Giant supermarket at the Camp Hill Mall. Construction of that store and the Camp Hill redevelopment is proceeding as expected. Pre-leasing for the balance of the retail space at the center is nearing completion, including a new 40,000 sq. ft. medical facility.

Other development and redevelopment projects include the Company's properties in Halifax, Newport and Lake Raystown, PA, all of which involve supermarket expansions or new stores at those centers. The Carbondale, Hamburg and Huntingdon, PA redevelopment properties each involve, among other things, the re-leasing of former Ames stores. At the Golden Triangle Shopping Center (Lancaster, PA), construction of the new L.A. Fitness facility is in progress, and the Company has pre-leased one out-parcel and part of the remaining vacancies. The Company is in the permit application process for the construction of a ground-up 100,000 sq. ft. supermarket-anchored shopping center near Hershey, PA. Construction is presently expected to commence before year-end with completion in 2005.

Guidance

The Company continues to expect FFO for 2004 to be in a range of $0.90-$1.00 per share, and expects FFO for 2005 to be in the range of $1.10-$1.20 per share. These forward looking projections are of course subject to uncertainties with respect to acquisitions, development and redevelopment activities, leasing activities, and short-term interest rates. The Company also expects to continue to pay quarterly dividends of $0.225 per share ($0.90 on an annualized basis) for the remainder of 2004 and 2005.

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2004 for further details.

Investor Conference Call

Cedar Shopping Centers, Inc. will host a conference call on Thursday, August 12, 2004, at 11:00 AM (EDT) to discuss second quarter results. The U.S. dial in number to call for this teleconference is (800) 299-7928. The international dial in number is (617) 614-3926; use participant passcode 49132367. A replay of the conference call will be available from August 12 at 1:00 PM through August 20 at 5:00 PM by using U.S. dial in number (888) 286-8010 and entering the passcode 21607111 (International callers may use dial in number (617) 801-6888 and use the same passcode indicated for U.S. callers).

About Cedar Shopping Centers, Inc.

Cedar Shopping Centers, Inc., with headquarters in Port Washington, New York, is a fully-integrated, self-administered and self-managed real estate investment trust ("REIT") listed on the New York Stock Exchange. Its investments, which total approximately 4.3 million sq. ft. of GLA, are focused primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania, southern New Jersey, Maryland and Connecticut.

Forward-Looking Statements

Certain statements contained in this Press Release constitute forward-looking statements within the meaning of the securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general and specific economic and business conditions, which will, among other things, affect demand for rental space, the availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the Company's real estate markets, including, among other things, competition with other companies; risks of real estate development and acquisition; risks of adverse operating results and creditworthiness of current tenants; governmental actions and initiatives; and environmental/safety requirements. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.

Non-GAAP Financial Measures - FFO

The Company considers FFO to be a relevant and meaningful supplemental measure of the performance of the Company because it is predicated on a cash flow analysis, contrasted with net income, a measure predicated on generally accepted accounting principals ("GAAP"), which gives effect to non-cash items such as depreciation. The Company computes FFO in accordance with the "White Paper" on FFO published by the National Association of Real Estate Investment Trusts ("NAREIT"), as income before allocation to minority interests (computed in accordance with GAAP), excluding gains or losses from debt restructurings and sales of property, plus depreciation and amortization, and after preferred stock distributions and adjustments for partially owned partnerships and joint ventures. In computing FFO, the Company does not add back to net income the amortization of costs incurred in connection with its financing activities or depreciation of non-real estate assets, but does add back to net income those items that are defined as "extraordinary" under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to cash flow as a measure of liquidity. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs.

The following table sets forth the Company's calculations of FFO:

--------------------------------------------------------------------------------------------------------------------
                                                   Three Months Ended June 30,           Six Months Ended June 30,
                                                  ----------------------------        ------------------------------
                                                      2004              2003               2004             2003
                                                  ----------------------------        ------------------------------
Net income (loss)                                 $  1,903,000      $  (40,000)       $   3,246,000     $   (239,000)
Add (deduct):
Depreciation and amortization                        2,506,000         798,000            4,698,000        1,523,000
Limited partners' interest                              53,000         (46,000)              89,000         (449,000)
Minority interests                                     416,000         288,000              584,000          422,000
Minority interests share of FFO                       (625,000)       (715,000)            (995,000)      (1,106,000)
                                                  ----------------------------        ------------------------------
Funds from operations                             $  4,253,000      $  285,000        $   7,622,000     $    151,000
                                                  ============================        ==============================

FFO per share/unit outstanding                    $       0.25      $     0.34        $        0.45     $       0.18
                                                  ============================        ==============================
Average shares/units outstanding (1)                16,910,000         844,000           16,903,000          843,000

(1) Assumes conversion of OP Units
--------------------------------------------------------------------------------------------------------------------

                           CEDAR SHOPPING CENTERS, INC
                           CONSOLIDATED BALANCE SHEETS

                                                                            JUNE 30,
                                                                              2004                DECEMBER 31,
                                                                          (UNAUDITED)                2003
                                                                         -------------           -------------
Assets
Real estate
  Land                                                                   $  74,707,000           $  61,774,000
  Buildings and improvements                                               324,947,000             269,031,000
                                                                         -------------           -------------
                                                                           399,654,000             330,805,000
  Less accumulated depreciation                                            (10,613,000)             (6,274,000)
                                                                         -------------           -------------
Real estate, net                                                           389,041,000             324,531,000
  Cash and cash equivalents                                                  3,561,000               6,154,000
  Cash at joint ventures and restricted cash                                 6,591,000               6,208,000
  Rents and other receivables, net                                           3,453,000               3,269,000
  Other assets                                                               2,847,000               3,000,000
  Deferred charges, net                                                      9,053,000               6,485,000
                                                                         -------------           -------------
Total Assets                                                             $ 414,546,000           $ 349,647,000
                                                                         =============           =============

Liabilities and Shareholders' Equity
  Mortgage loans payable                                                 $ 149,049,000           $ 144,983,000
  Secured revolving credit facility                                         75,000,000              17,000,000
  Accounts payable, accrued expenses, and other                              5,578,000               5,616,000
  Deferred liabilities                                                      20,112,000              14,430,000
                                                                         -------------           -------------
Total Liabilities                                                          249,739,000             182,029,000
                                                                         -------------           -------------

Minority interests                                                          12,139,000              12,435,000
Limited partners' interest in consolidated Operating Partnership             4,174,000
                                                                                                     4,035,000

Shareholders' Equity
Common stock  ($.06 par value, 50,000,000 shares
  authorized, 16,456,000 shares issued and outstanding)                        987,000                 987,000
Treasury stock  (319,000 shares, at cost)                                   (3,669,000)             (3,669,000)
Accumulated other comprehensive gain                                           482,000                  47,000
Additional paid-in capital                                                 150,694,000             153,783,000
                                                                         -------------           -------------
Total Shareholders' Equity                                                 148,494,000             151,148,000
                                                                         -------------           -------------
Total Liabilities and Shareholders' Equity                               $ 414,546,000           $ 349,647,000
                                                                         =============           =============

                           CEDAR SHOPPING CENTERS, INC
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                              JUNE 30,                           JUNE 30,
                                                   -----------------------------      ------------------------------
                                                      2004              2003             2004                2003
                                                   -----------       -----------      ------------       -----------
Revenues
Rents                                              $ 9,939,000       $ 4,608,000      $ 18,748,000       $ 8,744,000
Expense recoveries                                   2,575,000         1,397,000         4,935,000         2,459,000
Interest and other                                     153,000           133,000           259,000           219,000
                                                   -----------       -----------      ------------       -----------
Total Revenues                                      12,667,000         6,138,000        23,942,000        11,422,000

Expenses
Operating, maintenance and management                2,657,000         1,476,000         5,397,000         3,206,000
Real estate and other property-related taxes         1,244,000           612,000         2,344,000         1,232,000
General and administrative                             985,000           649,000         1,627,000         1,172,000
Depreciation and amortization                        2,834,000           926,000         5,556,000         1,767,000
Interest                                             2,575,000         2,252,000         5,099,000         4,290,000
                                                   -----------       -----------      ------------       -----------
Total Expenses                                      10,295,000         5,915,000        20,023,000        11,667,000

Income (loss) before the following:                  2,372,000           223,000         3,919,000          (245,000)
Minority interests                                    (416,000)         (288,000)         (584,000)         (422,000)
Limited partners' interest                             (53,000)           46,000           (89,000)          449,000
Distribution to preferred shareholders (net of
limited partners' interest of $48,000)                       -           (21,000)                -           (21,000)
                                                   -----------       -----------      ------------       -----------
Net income (loss)                                  $ 1,903,000       $   (40,000)     $  3,246,000       $  (239,000)
                                                   ===========       ===========      ============       ===========

Net income (loss) per share                        $      0.12       $     (0.14)     $       0.20       $     (0.87)
                                                   ===========       ===========      ============       ===========

Dividends to shareholders                          $ 3,703,000       $         -      $  6,335,000       $         -
                                                   ===========       ===========      ============       ===========
Dividends to shareholders per share                $     0.225       $         -      $      0.385       $         -
                                                   ===========       ===========      ============       ===========

Average number of shares outstanding                16,456,000           276,000        16,456,000           275,000

                          CEDAR SHOPPING CENTERS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                 SIX MONTHS ENDED JUNE 30,
                                                                              -------------------------------
                                                                                 2004                2003
                                                                              -----------         -----------
Cash Flow From Operating Activities
Net income (loss)                                                             $ 3,246,000         $  (239,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash provisions:
Minority interests                                                                179,000             226,000
Straight-line rents                                                              (701,000)           (307,000)
Limited partners' interest                                                         89,000            (449,000)
Depreciation and amortization                                                   5,556,000           1,767,000
Amortization of intangible lease liabilities                                     (976,000)           (313,000)
Other                                                                             (87,000)                  -
Changes in operating assets and liabilities:
Decrease in  joint venture cash                                                   142,000             167,000
Decrease (increase) in rents and other receivables                                517,000            (191,000)
(Increase) in other assets                                                        (97,000)           (745,000)
(Decrease) increase in accounts payable and accrued expenses                      (38,000)          1,154,000
                                                                              -----------         -----------
  Net cash provided by operating activities                                     7,830,000           1,070,000
                                                                              -----------         -----------
Cash Flow From Investing Activities
Expenditures for real estate and improvements                                 (53,006,000)        (50,632,000)
(Increase) decrease in construction/improvement escrows                          (525,000)             98,000
                                                                              -----------         -----------
  Net cash (used in) investing activities                                     (53,531,000)        (50,534,000)
                                                                              -----------         -----------
Cash Flow from Financing Activities
Proceeds from mortgage financings                                                 723,000          37,612,000
Mortgage repayments                                                            (6,650,000)           (583,000)
Line of credit and other interim financings                                    58,000,000           2,303,000
Contributions from minority interest partners                                           -           8,840,000
Distributions to minority interest partners                                      (475,000)           (434,000)
Distributions to common shareholders                                           (6,335,000)                  -
Distributions to limited partners                                                (172,000)                  -
Distributions on Preferred Operating Partnership Units                                  -             (69,000)
Deferred financing costs and other, net                                        (1,983,000)           (915,000)
                                                                              -----------         -----------
  Net cash provided by financing activities                                    43,108,000          46,754,000
                                                                              -----------         -----------
Net decrease in cash and cash equivalents                                      (2,593,000)         (2,710,000)
Cash and cash equivalents at beginning of the period                            6,154,000           3,827,000
                                                                              -----------         -----------
Cash and cash equivalents at end of period                                    $ 3,561,000         $ 1,117,000
                                                                              ===========         ===========

Supplemental Disclosure of Cash Activities:
Interest paid                                                                 $ 5,522,000         $ 4,173,000
                                                                              ===========         ===========
Supplemental Disclosure of Non-Cash Financing Activities:
Assumption of mortgage loan payable                                           $ 9,993,000         $         -
                                                                              ===========         ===========

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